instaCare Corp. Elects Joel V. Brill, M.D. to Board of Directors

Noted Professor of Medicine and Chief Medical Officer of Predictive Health Brings Medical, Clinical and Business Background to instaCare

NEW YORK - Dec. 15, 2005--instaCare Corp., (OTCBB: INCA) a leading Wi-Fi PDA technology provider to the lodging and satellite media industries, the developer of patent-pending technologies for e-health and EMR applications and the distributor of life-saving prescription drugs, today announced that Joel V. Brill, M.D. has been elected to the Company's Board of Directors.

Dr. Brill is chief medical officer of Predictive Health, LLC, which performs predictive modeling analysis of medical and pharmaceutical claims data and implements proactive care management solutions for purchasers. His areas of focus include coding and reimbursement methodologies, quality improvement, disease management and pharmaceutical analysis. He has assisted a number of employer groups and payor organizations develop and implement programs to improve patient care. He is on the Editorial Advisory Board of Managed Healthcare Executive, Gastroenterology Coding Alert, and Internal Medicine Coding Alert. Dr. Brill is also a reviewer for Formulary, and a consultant to several health care companies.

Dr. Brill has worked extensively with governmental and private payors on coverage and reimbursement issues. He is also an advisor to the American Medical Association's CPT Editorial Panel, Relative Value Update Committee, and a member of the Physician Consortium for Performance Improvement. He currently serves on the Pharmacy & Therapeutics committees for several managed care companies. He has held management positions with several managed care companies including Blue Shield of California and Prudential Health Care, and is on the Board of Directors of the American Board of Quality Assurance and Utilization Review Physicians (ABQAURP).

"Adding a recognized business leader, and a renowned clinician like Dr. Brill to our Board is a significant accomplishment for instaCare," commented Robert Cox, chairman and chief executive officer. "Dr. Brill recognizes the potential of marrying our wireless technology with a state-of-the-art drug distribution system to speed affordable drug delivery to the more than 40 million uninsured and underinsured Americans. We look forward to benefiting from his experience as we reach out to health care professionals, many of whom are Dr. Brill's business associates from his many years of experience in this industry."

Dr. Brill commented, "The availability of affordable prescription medications is perhaps the most significant issue affecting Americans today, and this is particularly key for our uninsured citizens. I believe instaCare has a unique and realistic solution to address this crisis. I am honored to be asked to join the Board of Directors, and look forward to this dynamic and exciting company to quickly grow and add to an already impressive line of businesses."

Dr. Brill is Board Certified in Internal Medicine and Gastroenterology, and has practiced for over two decades in California and Arizona. He is also an Assistant Clinical Professor of Medicine at the University of Arizona School of Medicine, an Adjunct Assistant Professor of Medicine at the

Arizona College of Osteopathic Medicine, and a lecturer at the School of Health Management & Policy at the WP Carey School of Business at Arizona State University. Working with the Rural Health Office at the University of Arizona, he played a role in developing a model enabling American Indian tribes to privatize their health care system from the Indian Health Service. Dr. Brill was appointed by the Arizona Board of Regents to the Arizona Area Health Education Centers Commission, and is a member of the Arizona Health Care Cost Containment System (AHCCCS) task force on Health Care Coverage in Arizona.

About instaCare Corp.

instaCare Corp. is an emerging fulfillment provider of prescription drugs through several profitable and opportunity laden medical distribution channels. The company is also a leading provider of Internet-enhanced PDA devices applicable to healthcare, lodging, and satellite rebroadcast industries. Its proprietary enterprise products ResidenceWare, MD@Hand and Satelink manage critical data, enhance productivity and e-commerce, and facilitate communication. For further information, please visit www.instacare.net or www.caredecision.net.

Forward Looking Statements:

This release contains forward-looking statements about our business or financial condition that reflect our assumptions and beliefs based on information currently available. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. There may be other risks and circumstances that we are unable to predict. When used in this release, words such as "believes," "expects," "forecasts," "intends," "projects," "plans," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements, although there may be certain statements not accompanied by such expressions.

Contact:

instaCare Corp.

Keith Berman, 805-446-1973

kmb@instacare.net

or

Investor Relations Contacts:

Lippert/Heilshorn & Associates, Inc.

212-838-3777

Kim Sutton Golodetz, kgolodetz@lhai.com

or

Lisa Lindberg, llindberg@lhai.com